Exhibit 23

Consent of Independent Registered Public Accounting Firm
The Board of Directors
Ascent Capital Group, Inc.:

We consent to the incorporation by reference in the registration statements (Registration Nos. 333-156230, 333-156231, 333‑158658, and 333-203043) on Form S-8 and (Registration Nos. 333-189892 and 333-192363) on Form S-3 of Ascent Capital Group, Inc. of our reports dated February 29, 2016, with respect to the consolidated balance sheets of Ascent Capital Group, Inc. as of December 31, 2015 and 2014, and the related consolidated statements of operations, comprehensive income (loss), stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2015, and the effectiveness of internal control over financial reporting as of December 31, 2015, which reports appear in the December 31, 2015 annual report on Form 10‑K of Ascent Capital Group, Inc. Our report on the consolidated financial statements refers to the 2015 adoption of the provisions of Financial Accounting Standards Board Accounting Standards Update (“ASU”) 2015-03, Interest - Imputation of Interest (Subtopic 835-30) and ASU 2015-17, Income Taxes (Topic 740), Balance Sheet Classification of Deferred Taxes.

/s/ KPMG LLP
Dallas, Texas
February 29, 2016